Exhibit 10.1

EXECUTION VERSION

AMENDMENT NUMBER TWO
to the
Second Amended and Restated Master Repurchase and Securities Contract
Dated as of May 1, 2017
among
ACRC LENDER W LLC,
and
ACRC LENDER W TRS LLC
and
WELLS FARGO BANK, NATIONAL ASSOCIATION

This AMENDMENT NUMBER TWO (this “Amendment”) is made this 11th day of December, 2020, by and between ACRC LENDER W LLC, a Delaware limited liability company, and ACRC LENDER W TRS LLC, a Delaware limited liability company (individually and collectively as the context may require, “Sellers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”), to the Second Amended and Restated Master Repurchase and Securities Contract, dated as of May 1, 2017, by and between Sellers and Buyer (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”).
WHEREAS, Sellers have requested that Buyer amend the Repurchase Agreement as further set forth herein; and
WHEREAS, Sellers and Buyer have agreed to amend the Repurchase Agreement as set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1.    Amendment. Effective as of the date of this Amendment, the Repurchase Agreement is hereby amended as follows:
(a)    Article 2 of the Repurchase Agreement is hereby amended by deleting the definitions of “Facility Renewal Date”, “Fee Letter”, “First Extended Facility Termination Date”, “Initial Facility Termination Date”, “Second Extended Facility Termination Date” and “Third Extended Facility Termination Date” in their respective entireties and replacing them with the following:
““Facility Renewal Date”: December 11, 2020.

“Fee Letter”: The Fourth Amended and Restated Fee and Pricing Letter, dated as of the Facility Renewal Date, among Buyer and Sellers, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“First Extended Facility Termination Date”: December 14, 2023.

“Initial Facility Termination Date”: December 14, 2022.

“Maximum Amount”: As of the Amendment No. 2 Effective Date, $350,000,000 and thereafter, if Seller elects to exercise an Upsize Option, upon Buyer’s agreement to grant the Upsize Option in accordance with all terms and conditions of Section 3.06(c), an amount up to $500,000,000, which Maximum Amount shall not be increased by any Future Funding Transaction or reduced upon the repurchase of any Purchased Assets prior to the earlier to occur of (x) the expiration of the Funding Period, or (y) the Facility Termination Date; provided, that on and after such date, the Maximum Amount on any date shall be the aggregate Purchase Price outstanding for all Transactions as of such date, as such amount declines over the term hereof as Purchased Assets are repurchased and Margin Deficits are satisfied, all in accordance with the applicable terms of this Agreement.

“Second Extended Facility Termination Date”: December 14, 2024.
“Third Extended Facility Termination Date”: December 14, 2025.”
(b)    Article 2 of the Repurchase Agreement is hereby further amended by adding the following definitions in the proper alphabetical order:

““Amendment No. 2 Effective Date”: December 11, 2020.

“Benchmark”: Initially, LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to clause (a) of Section 12.01.

“Benchmark Replacement”: The first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment; or
(3)    the sum of: (i) the alternate rate of interest that has been selected by Buyer as the replacement (including, without limitation, a temporary replacement determined by Buyer pursuant to Section 12.01 (d)) for the then-current Benchmark for the Corresponding Tenor and (ii) the Benchmark Replacement Adjustment;
provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment”:
(1)    For purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:
(x)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; and
(y)    the spread adjustment (which may be a positive or negative value or zero) that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to USD LIBOR for the Corresponding Tenor; and
(2)    For purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer for the Corresponding Tenor;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.
“Benchmark Replacement Conforming Changes”: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including, but not limited to, changes to the definition of “Pricing Rate,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date”: The earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark;
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3)    in the case of an Early Opt-in Election, the fifth (5th) Business Day after the Rate Election Notice is provided to Sellers.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event”: The occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the

Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“BHC Act Affiliate”: The meaning assigned to the term “affiliate” in, and interpreted in accordance with, 12 U.S.C. § 1841(k).
“Compounded SOFR”: The compounded average of daily SOFRs, for the Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in advance or compounding in arrears with a lookback and/or suspension period as a mechanism to determine the Price Differential amount payable prior to the end of each Pricing Period) being established by Buyer in accordance with:
(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR (either in advance or arrears, as applicable); provided that:
(2)    if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that Buyer determines are substantially consistent with at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review;
provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.
“Corresponding Tenor”: With respect to a Benchmark Replacement, an approximately one-month tenor (including overnight) (disregarding Business Day adjustment).

“Default Right”: The meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Early Opt-in Election”: The occurrence of:

(1)    a determination by Buyer that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities to which Buyer is a party at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of LIBOR, Term

SOFR or Compounded SOFR, plus (if applicable, as a result of a fallback from another benchmark interest rate) a Benchmark Replacement Adjustment, and

(2)    the election by Buyer to declare that an Early Opt-in Election has occurred and the provision by Buyer of written notice of such election to Sellers (the “Rate Election Notice”).

“Floor”: The greater of (a) zero (0) and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation (or Amended and Restated Confirmation, as applicable).

“ISDA Definitions”: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR”: The rate of interest per annum determined by Buyer on the basis of the rate for deposits in Dollars for delivery on the first (1st) day of each Pricing Period, for a one-month period commencing on (and including) the first day of such Pricing Period and ending on (but excluding) the same corresponding date in the following month, as reported on Reuters Screen Libor01 Page (or any successor page) at approximately 11:00 a.m., London time, on the Pricing Rate Determination Date (or if not so reported, then as determined by Buyer from another recognized source or interbank quotation); provided, that in no event shall LIBOR be less than the Floor. Each calculation by Buyer of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“Rate Election Notice”: Defined in the definition of “Early Opt-in Election”.

“Reference Time”: With respect to any determination of the Benchmark, (1) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Business Days (as determined in accordance with clause (d) of the definition of “Business Day”) preceding the date of such determination, and (2) if the Benchmark is not LIBOR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body”: The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR”: With respect to any day, the secured overnight financing rate published for such day by the SOFR Administrator on the SOFR Administrator’s Website at approximately 2:30 p.m. on the next succeeding U.S. Governmental Securities Business Day.

“SOFR Administrator’s Website”: The website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Administrator”: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR”: The forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement”: The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Upsize Fee”: Defined in the Fee Letter, which definition is incorporated herein by reference.
“Upsize Option”: Defined in Section 3.06(c).
“U.S. Governmental Securities Business Day”: Any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” Each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

(c)    Article 2 of the Repurchase Agreement is hereby further amended by deleting the definition of “Non-Utilization Fee” in its entirety.
(d)    Section 3.06 of the Repurchase Agreement is hereby amended by adding the following new paragraph (c) immediately following paragraph (b) thereof:
“(c)    Maximum Amount Upsize Option.    At any time during the Funding Period, but in no event more than three (3) times, Sellers may request an increase of the Maximum Amount (the “Upsize Option”) by delivery of written notice to Buyer of such request not less than thirty (30) days prior to the requested effective date of the corresponding increase in the Maximum Amount. Each Upsize Option shall be in an amount not less than $50,000,000. Each Upsize Option in an amount greater than $50,000,000 shall be in increments of $50,000,000. Seller’s request(s) to exercise an Upsize Option may be approved or denied by Buyer in Buyer’s sole discretion; provided, that a request by Seller to exercise an Upsize Option will be deemed to be denied if, on the date of the related request or on the proposed effective date of such request, any of the Extension Conditions set forth in Section 3.06(a) are not satisfied. In addition, no exercise of an Upsize Option shall be effective until Seller has paid to Buyer the Upsize Fee applicable for the related Upsize Option.”
(e)    Section 3.08(b) of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“(b)    Sellers shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement including, without limitation, the Structuring Fee, the Extension Fee and the Upsize Fee, each of which shall be paid pursuant to the terms of the Fee Letter.”
(f)    Article 7 of the Repurchase Agreement is hereby amended by adding the following new Section 7.20 immediately following Section 7.19 thereof:
“Section 7.20     Investment Company Act. Each Seller is exempt under the Investment Company Act pursuant to an exemption other than the exemption set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.”
(g)    Section 12.01 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Section 12.01     Benchmark Replacement; Market Disruption.
(a)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Repurchase Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Repurchase Document in respect of such determination on such date and all determinations on all subsequent dates. If the Benchmark Replacement is determined in connection with a Benchmark Transition Event, such Benchmark Replacement will become effective as of the Reference Time on the applicable Benchmark Replacement Date without any amendment to, or further action or consent of any other party to, this Agreement or any other Repurchase Document. If the Benchmark Replacement is determined in connection with an Early Opt-in Election, such Benchmark Replacement will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Sellers without any amendment to this Agreement or any other Repurchase Document or further action or consent of Sellers or any other party to this Agreement or any other Repurchase Document.
(b)    Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Repurchase Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Sellers or any other party to this Agreement or any other Repurchase Document.
(c)    Notices; Standards for Decisions and Determinations. Buyer will promptly notify Sellers of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the removal or reinstatement of any tenor of Term SOFR pursuant to clause (d) below. Any determination, decision or election that may be made by Buyer pursuant to this Section 12.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Sellers or any other party to this Agreement or any other Repurchase Document. In exercising its rights and remedies under this Section 12.01, Buyer shall treat Sellers in a manner that is substantially similar to the manner it treats other similarly situated sellers in facilities with substantially similar assets.
(d)    Market Disruption. Notwithstanding the foregoing, if prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event or an Early Opt-in Election), adequate and reasonable means do not exist for ascertaining the then-current Benchmark for such Pricing Period, Buyer shall give prompt notice thereof to Sellers, whereupon the Benchmark portion of the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”. For the avoidance of doubt, nothing contained in this Section 12.01 shall be construed to eliminate, replace or otherwise affect the Pricing Margin portion of the

Pricing Rate calculation, which Pricing Margin shall continue to apply and be calculated as part of the Pricing Rate regardless of the applicable Benchmark.”
(h)    Section 12.02 of the Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“Section 12.02     Illegality. If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Facility Termination Date shall be deemed to have occurred, (b) if required by such adoption or change, the Pricing Rate shall be the Benchmark Replacement determined by Buyer pursuant to clause (3) of the definition of “Benchmark Replacement”, and (c) if required by such adoption or change, the Facility Termination Date shall be deemed to have occurred. In exercising its rights and remedies under this Section 12.02, Buyer shall treat Sellers in a manner that is substantially similar to the manner it treats other similarly situated sellers in facilities with substantially similar assets.”
(i)    Section 12.03 of the Repurchase Agreement is hereby amended by deleting clause (d) thereof it in its entirety and replacing it with the following:
“(d) any redetermination of the Pricing Rate based on a Benchmark Replacement for any reason on a day that is not the last day of the then current Pricing Period.”
(j)    Article 18 of the Agreement is hereby amended by adding the following new Section 18.28 immediately following Section 18.27 thereof:
“Section 18.28  Recognition of the U.S. Special Resolution Regimes

(a)     In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Repurchase Documents, and any interest and obligation in or under this Agreement and/or the Repurchase Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)     In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Repurchase Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Repurchase Documents were governed by the laws of the United States or a state of the United States.”

SECTION 2.    Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Repurchase Agreement.
SECTION 3.    Conditions Precedent. It shall be a condition precedent to the effectiveness of this Amendment that:

(a)    Sellers shall have executed and delivered to Buyer this Amendment, the Fourth Amended and Restated Fee and Pricing Letter and Amendment No. 7 to the Amended and Restated Guarantee Agreement (collectively, the “Amendment Documents”);
(b)    Sellers shall have paid to Buyer the first installment of the Structuring Fee; and
(c)    Sellers shall have paid to Buyer all other fees and expenses due and owing to Buyer in connection with the Amendment Documents in accordance with Section 6 of this Amendment.
SECTION 4.    Limited Effect. Except as amended hereby, the Repurchase Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Repurchase Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Repurchase Agreement, any reference in any of such items to the Repurchase Agreement being sufficient to refer to the Repurchase Agreement as amended hereby.
SECTION 5.    Representations. In order to induce Buyer to execute and deliver this Amendment, Sellers hereby represent to Buyer that as of the date hereof, except as otherwise expressly waived by Buyer in writing, Sellers, Pledgor and Guarantor are each in compliance with all of the terms and conditions of the Repurchase Agreement and the Repurchase Documents to which each is a party in all material respects, including without limitation, all of the representations and warranties (other than those representations and warranties that refer to a specific date, in which case they are true and correct as of such earlier date) and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Repurchase Agreement.
SECTION 6.    Fees and Expenses. Sellers agree to pay to Buyer all reasonable fees and out of pocket expenses incurred by Buyer in connection with this Amendment (including all reasonable fees and out of pocket costs and expenses of Buyer’s legal counsel incurred in connection with this Amendment) pursuant to Section 13.02 of the Repurchase Agreement.
SECTION 7.    Governing Law. This Amendment and any claim, controversy or dispute arising under or related to or in connection with this Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law.
SECTION 8.    Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement. This Amendment, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No signatory to this Amendment shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.
SECTION 9.    No Novation; Effect of Amendment. This Amendment and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by Sellers, Pledgor or Guarantor (the “Repurchase Parties”) under or in connection with the Repurchase Agreement, the Fee Letter, the Pledge and Security Agreement or any of the other Repurchase Documents to which any Repurchase Party is a party. It is the intention of each of the parties hereto that (i) the perfection and priority of all security interests securing the payment of the obligations of the Repurchase Parties under the Repurchase Documents are preserved, (ii) the liens and security interests granted under the Repurchase Documents continue in full force and effect, and (iii) any reference to the Repurchase Agreement in any Repurchase Document or other document or instrument delivered in connection therewith shall be deemed to refer to the Repurchase Agreement, as amended by this Amendment and the provisions hereof.
SECTION 10.    Acknowledgments of Guarantor. Guarantor hereby acknowledges the execution and delivery of this Amendment by Sellers and Buyer and agrees that it continues to be bound by that certain Amended and Restated Guarantee Agreement, dated as of December 20, 2013 (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), made by Guarantor in favor of Buyer, notwithstanding the execution and delivery of this Amendment and the impact of the changes set forth herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Amendment to be executed and delivered by their duly authorized officers as of the date of this Amendment.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as Buyer

By:	/s/ Michael P. Duncan
Name:	Michael P. Duncan
Title:	Vice President

[Additional Signature Page Follows]

Signature Pages to Amendment No. 2 to Second Amended and Restated MRA (WF-ACRE)

ACRC LENDER W LLC,
a Delaware limited liability company, as Seller

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Vice President

ACRC LENDER W TRS LLC,
a Delaware limited liability company, as Seller

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Vice President
Signature Pages to Amendment No. 2 to Second Amended and Restated MRA (WF-ACRE)

Acknowledged and Agreed with respect to Section 1(j) and Section 10 of this Amendment:

ARES COMMERCIAL REAL ESTATE CORPORATION,
a Maryland corporation, as Guarantor

By:	/s/ Elaine McKay
Name:	Elaine McKay
Title:	Vice President
Signature Pages to Amendment No. 2 to Second Amended and Restated MRA (WF-ACRE)